DARYL OTTE
Chief Executive Officer

October 27, 2009

Mr. James J. Cramer
c/o TheStreet.com, Inc.
14 Wall Street, 15th Floor
New York, New York  10005

Re:	Employment Agreement dated as of January 1, 2008 between TheStreet.com, Inc. (the “Company”) and James J. Cramer (“you,” “Cramer”), as amended (the “Employment Agreement”)

Dear Jim:

You and the Company each desire to further amend the Employment Agreement, and to agree on other matters, each as set forth herein.  In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, the parties hereby agrees as follows:

1.           Section 2(a)(ii) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(ii)           (a) For the period from January 1, 2009 through September 30, 2009, at a rate of One Million Three Hundred Thousand Dollars ($1,300,000) per annum; and (b) for the period from October 1, 2009 through December 31, 2009, at a rate of One Million Five Hundred Sixty Thousand Dollars ($1,560,000) per annum; and”

2.            Your annualized target bonus pursuant to Section 2(b) of the Employment Agreement in respect of fiscal year 2009 shall be One Million Twenty-Three Thousand Seven Hundred and Fifty Dollars ($1,023,750), subject to the proviso specified in Section 2(b) of the Employment Agreement.

3.           You acknowledge that you are not required to be granted a new long-term cash incentive award for fiscal year 2009 or any later year (unless the Company in its sole discretion were to determine otherwise), of the type described as a long-term cash incentive in the Company’s proxy statement dated April 17, 2009 (the “Phantom Share Program”); provided, that to the extent the Company has an obligation to adjust outstanding long-term cash incentive awards upon the occurrence of certain events (including any such obligation that may exist upon the occurrence of events specified in Section 4.4 of the Company’s 2007 Performance Incentive Plan), the foregoing shall not limit such obligation of the Company to make such adjustment.  The Company shall pay you any amounts it is obligated to pay you under the award previously made to you under the Phantom Share Program, as and when any such payment may be due.  Notwithstanding the foregoing, the provisions of this paragraph 3 shall not limit the payment of any compensation required by the Employment Agreement, including without limitation, pursuant to the last paragraph of Section 2(c).

Mr. James J. Cramer
October 27, 2009

4.           Except as may be expressly amended as set forth above, the Employment Agreement and other existing agreements between you and the Company shall remain unmodified and in full force and effect.

5.           This letter agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between the parties in connection therewith.  No modification to this letter agreement shall be binding unless in writing and signed by both parties.  This letter agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  Signatures delivered via facsimile or electronically in PDF format shall be deemed originals for all purposes.

Please sign below to indicate your agreement with the foregoing, and return the original of this letter to me.

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Mr. James J. Cramer
October 27, 2009

Sincerely, THESTREET.COM, INC.
By:	Daryl Otte Chief Executive Officer

AGREED AND ACCEPTED:

_________________________
James J. Cramer

[Signature Page to Amendment to James J. Cramer Employment Agreement]